EXHIBIT 99.1

Hub Group, Inc. Reports Second Quarter 2017 Results

  Revenue of $924.5 million, up 8%
  Operating income of $16.6 million, down 52%
  Diluted earnings per share of $0.29, down 52%

OAK BROOK, Ill., July 26, 2017 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced second quarter 2017 net income of $9.5 million, or diluted earnings per share of $0.29 vs. second quarter 2016 net income of $20.7 million, or $0.61 per diluted share. Earnings for the second quarter of 2017 were negatively affected by margin declines across business lines and one-time costs of approximately $4.0 million, or $0.07 per share, for severance and expenses related to the acquisition of Estenson on July 1, 2017.

Revenue for the current quarter was $924.5 million, compared with $855.6 million for the second quarter 2016. The Hub segment revenue increased 9% and the Mode segment revenue increased 5%.  Operating income for the current quarter decreased to $16.6 million vs. $34.3 million for the second quarter 2016. The Hub segment operating income declined 62% and the Mode segment operating income decreased 13%.

Sequentially, our net income in the second quarter of 2017 excluding one-time costs increased $0.7 million to $12.0 million compared to net income excluding one-time costs in the first quarter of 2017 of $11.3 million.

Segment Information:

Hub

  Second quarter 2017 Segment Revenue:                  $705.2 million, up 9%
  Second quarter 2017 Segment Operating Income:   $10.4 million, down 62%

The Hub segment’s revenue increased 9% to $705 million compared to the second quarter of 2016 as a result of our success in providing multi-modal solutions to our customers.

Second quarter intermodal revenue increased 3% to $451 million reflecting volume growth of 1%, an increase in fuel revenue and more favorable mix.  Declines in freight rates partially offset these increases. Intermodal gross margin decreased from the prior year because of rail transportation cost increases and lower prices.

Truck brokerage revenue increased 26% to $105 million this quarter compared to the same quarter of last year.  Truck brokerage handled 14% more loads while fuel, price and mix combined were up 12%.  Truck brokerage gross margin decreased primarily because of higher purchased transportation costs due to tight capacity and changes in customer mix.

Second quarter Unyson Logistics revenue increased 17% to $149 million due primarily to growth with new customers on-boarded last year and in the first half of this year.  Unyson Logistics gross margin declined primarily due to startup costs related to new business on-boarded this quarter.

Costs and expenses increased $6.3 million to $62.2 million in the second quarter of 2017 compared to $55.9 million in the second quarter of 2016.  Salaries and benefits increased $1.8 million due to $2.8 million of severance costs, employee raises, and higher headcount partially offset by a decrease in bonus expense. General and administrative costs are $4.1 million higher because of an increase in IT costs including costs for our transportation management system as well as a $1.2 million increase in professional fees related to the Estenson acquisition.

Operating income was $10.4 million compared to $27.2 million last year.

Mode

  Second quarter 2017 Segment Revenue:                  $243.1 million, up 5%
  Second quarter 2017 Segment Operating Income:   $6.2 million, down 13%

The Mode segment’s revenue increased 5% to $243 million compared to second quarter 2016.   Revenue consisted of $112 million in intermodal which was down 4%, $83 million in truck brokerage which was up 2% and $48 million in logistics which was up 43%.

Gross margin decreased $2.7 million compared to the second quarter of 2016 due primarily to a decrease in truck brokerage and intermodal margin, partially offset by an increase in logistics gross margin.

Mode’s costs and expenses decreased $1.8 million compared to last year primarily because of decreased agent commission.

Operating income was $6.2 million compared to $7.1 million last year.

2017 Outlook

We expect that our full-year 2017 diluted earnings per share will range from $1.45 to $1.55.  Projected results for Estenson are included in our guidance as are the one-time costs in the first half of the year.  We estimate that our 2017 capital expenditures will range from $85 million to $95 million.

“Despite the current challenging market conditions, we remain committed to our strategy to increase market share by providing multi-modal solutions to our clients. Our acquisition of Estenson provides Hub a strong foundation for growth in dedicated trucking.  We continue to make strategic investments in our people and technology to strengthen our competitive position in the market,” said Dave Yeager, Hub’s Chairman and CEO.

Cash Flow and Capitalization:

At June 30, 2017, we had total debt outstanding of $166 million on various debt instruments compared to $174 million at December 31, 2016.

Our capital expenditures for the quarter totaled $23.0 million, primarily for containers and trailers. At June 30, 2017, we had cash and cash equivalents of $152 million.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Wednesday, July 26, 2017, to discuss its second quarter 2017 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, and Terri Pizzuto, Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s Web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=UiRQszvGKbIdWq.
Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

On July 27, 2017, the company will make available on its website an Investor Presentation, which includes updated business information and second quarter results, among other things. The presentation can be accessed by going to www.hubgroup.com, selecting the “Investors” tab, and then selecting the “Presentations” tab. The presentation will be available on the company’s website until the next regular update.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs, intermodal prices (including the timing of any changes), the timing and integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Unyson Logistics business lines, the future performance of Mode, the amount and timing of strategic investments by Hub, shipping volumes, anticipated intermodal, truck brokerage, and logistics margins, customers encountering adverse economic conditions, the amount and timing of operating expenses and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2016.  Hub Group assumes no liability to update any such forward-looking statements.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$924,513	100.0%	$855,557	100.0%

Transportation costs	823,196	89.0%	741,067	86.6%
Gross margin	101,317	11.0%	114,490	13.4%

Costs and expenses:
Salaries and benefits	45,038	4.9%	43,602	5.1%
Agent fees and commissions	17,038	1.8%	18,360	2.1%
General and administrative	20,114	2.2%	16,083	1.9%
Depreciation and amortization	2,549	0.3%	2,148	0.3%
Total costs and expenses	84,739	9.2%	80,193	9.4%

Operating income	16,578	1.8%	34,297	4.0%

Other income (expense):
Interest expense	(1,032)	-0.1%	(857)	-0.1%
Interest and dividend income	200	0.0%	120	0.0%
Other, net	-	0.0%	216	0.0%
Total other expense	(832)	-0.1%	(521)	-0.1%

Income before provision for income taxes	15,746	1.7%	33,776	3.9%

Provision for income taxes	6,204	0.7%	13,105	1.5%

Net income	$9,542	1.0%	$20,671	2.4%

Basic earnings per common share	$0.29		$0.61

Diluted earnings per common share	$0.29		$0.61

Basic weighted average number of shares outstanding	33,220		33,944
Diluted weighted average number of shares outstanding	33,262		34,027

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,817,961	100.0%	$1,661,416	100.0%

Transportation costs	1,615,059	88.8%	1,438,539	86.6%
Gross margin	202,902	11.2%	222,877	13.4%

Costs and expenses:
Salaries and benefits	88,217	4.8%	87,465	5.3%
Agent fees and commissions	35,031	1.9%	35,262	2.1%
General and administrative	40,938	2.3%	32,727	2.0%
Depreciation and amortization	4,961	0.3%	4,283	0.2%
Total costs and expenses	169,147	9.3%	159,737	9.6%

Operating income	33,755	1.9%	63,140	3.8%

Other income (expense):
Interest expense	(2,130)	-0.1%	(1,767)	-0.1%
Interest and dividend income	330	0.0%	181	0.0%
Other, net	194	0.0%	1,152	0.1%
Total other expense	(1,606)	-0.1%	(434)	0.0%

Income before provision for income taxes	32,149	1.8%	62,706	3.8%

Provision for income taxes	12,273	0.7%	24,069	1.5%

Net income	$19,876	1.1%	$38,637	2.3%

Basic earnings per common share	$0.60		$1.12

Diluted earnings per common share	$0.60		$1.12

Basic weighted average number of shares outstanding	33,213		34,541
Diluted weighted average number of shares outstanding	33,318		34,575

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended June 30, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total

Revenue	$705,208	$243,051	$(23,746)	$924,513

Transportation costs	632,651	214,291	(23,746)	823,196
Gross margin	72,557	28,760	-	101,317

Costs and expenses:
Salaries and benefits	41,569	3,469	-	45,038
Agent fees and commissions	14	17,024	-	17,038
General and administrative	18,331	1,783	-	20,114
Depreciation and amortization	2,249	300	-	2,549
Total costs and expenses	62,163	22,576	-	84,739

Operating income	$10,394	$6,184	$-	$16,578

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended June 30, 2016
	Hub	Mode	Inter-Segment Elims	Hub Group Total

Revenue	$648,523	$231,924	$(24,890)	$855,557

Transportation costs	565,448	200,509	(24,890)	741,067
Gross margin	83,075	31,415	-	114,490

Costs and expenses:
Salaries and benefits	39,787	3,815	-	43,602
Agent fees and commissions	13	18,347	-	18,360
General and administrative	14,226	1,857	-	16,083
Depreciation and amortization	1,830	318	-	2,148
Total costs and expenses	55,856	24,337	-	80,193

Operating income	$27,219	$7,078	$-	$34,297

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Six Months
	Ended June 30, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total

Revenue	$1,382,340	$484,925	$(49,304)	$1,817,961

Transportation costs	1,237,978	426,385	(49,304)	1,615,059
Gross margin	144,362	58,540	-	202,902

Costs and expenses:
Salaries and benefits	81,164	7,053	-	88,217
Agent fees and commissions	31	35,000	-	35,031
General and administrative	36,810	4,128	-	40,938
Depreciation and amortization	4,357	604	-	4,961
Total costs and expenses	122,362	46,785	-	169,147

Operating income	$22,000	$11,755	$-	$33,755

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Six Months
	Ended June 30, 2016
	Hub	Mode	Inter-Segment Elims	Hub Group Total

Revenue	$1,263,751	$440,755	$(43,090)	$1,661,416

Transportation costs	1,101,522	380,107	(43,090)	1,438,539
Gross margin	162,229	60,648	-	222,877

Costs and expenses:
Salaries and benefits	79,883	7,582	-	87,465
Agent fees and commissions	27	35,235	-	35,262
General and administrative	28,948	3,779	-	32,727
Depreciation and amortization	3,644	639	-	4,283
Total costs and expenses	112,502	47,235	-	159,737

Operating income	$49,727	$13,413	$-	$63,140

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$151,739	$127,404
Accounts receivable trade, net	448,916	473,608
Accounts receivable other	2,786	4,331
Prepaid taxes	3,648	294
Prepaid expenses and other current assets	12,165	16,653
TOTAL CURRENT ASSETS	619,254	622,290

Restricted investments	23,285	20,877
Property and equipment, net	440,838	438,594
Other intangibles, net	11,196	11,844
Goodwill, net	262,266	262,376
Other assets	6,931	4,278
TOTAL ASSETS	$1,363,770	$1,360,259

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$262,529	$266,555
Accounts payable other	25,404	21,070
Accrued payroll	20,913	36,223
Accrued other	43,277	46,013
Current portion of capital lease	2,733	2,697
Current portion of long term debt	47,582	45,163
TOTAL CURRENT LIABILITIES	402,438	417,721

Long term debt	106,141	115,529
Non-current liabilities	24,807	23,595
Long term capital lease	9,141	10,576
Deferred taxes	171,417	164,659

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued or outstanding in 2017 and 2016	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and 41,224,792 shares issued in 2017 and 2016; 33,433,910 shares outstanding in 2017 and 33,192,982 shares outstanding in 2016	412	412
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares issued and outstanding in 2017 and 2016	7	7
Additional paid-in capital	168,443	173,565
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	755,439	735,563
Accumulated other comprehensive loss	(181)	(273)
Treasury stock; at cost, 7,790,882 shares in 2017 and 8,031,810 shares in 2016	(258,836)	(265,637)
TOTAL STOCKHOLDERS' EQUITY	649,826	628,179
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,363,770	$1,360,259

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities:
Net income	$19,876	$38,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,288	21,426
Deferred taxes	7,713	7,777
Compensation expense related to share-based compensation plans	4,972	4,245
Loss (gain) on sale of assets	307	(255)
Excess tax benefits from share-based compensation	-	132
Changes in operating assets and liabilities:
Restricted investments	(2,408)	1,117
Accounts receivable, net	26,240	(12,826)
Prepaid taxes	(3,352)	(2,977)
Prepaid expenses and other current assets	4,493	2,685
Other assets	(2,653)	561
Accounts payable	307	24,740
Accrued expenses	(18,013)	(14,031)
Non-current liabilities	368	1,211
Net cash provided by operating activities	63,138	72,442

Cash flows from investing activities:
Proceeds from sale of equipment	2,356	1,148
Purchases of property and equipment	(29,593)	(25,217)
Net cash used in investing activities	(27,237)	(24,069)

Cash flows from financing activities:
Proceeds from issuance of debt	16,149	13,274
Repayments of long term debt	(23,118)	(16,180)
Stock tendered for payments of withholding taxes	(3,293)	(2,379)
Purchase of treasury stock	-	(85,000)
Capital lease payments	(1,399)	(1,297)
Excess tax benefits from share-based compensation	-	(359)
Net cash used in financing activities	(11,661)	(91,941)

Effect of exchange rate changes on cash and cash equivalents	95	(31)

Net increase (decrease) in cash and cash equivalents	24,335	(43,599)
Cash and cash equivalents beginning of period	127,404	207,749
Cash and cash equivalents end of period	$151,739	$164,150

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745